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                                                                   EXHIBIT 10.28

CONTRACT

APPEAR

This Agreement is entered into by and between GM Group, Inc. ("GM"), represented by Mr. Richard L. Carrion, member of its Board of Directors, and Mr. Carlos Colino Martinez, of legal age, married and resident of Mexico City ("Colino").

WITNESSETH

         A. Colino is interested in joining GM as Chairman of the Board of Directors and Chief Executive Officer of GM, a subsidiary of Popular, Inc. ("Popular"). Colino has made representations indicating that he has significant experience in the field of Payment Systems and Electronic Banking.

         B. Based on Colino's representations and commitments, GM agrees to allow Colino to join GM by executing a limited time contract subject to following terms:

AGREEMENTS

         1.       SERVICES

                  Colino will perform the proper duties, as assigned to him from time to time, of Chairman of the Board and Chief Executive Officer of GM in an efficient, diligent and effective manner. Colino will also be a member of Popular's Senior Management Council, Popular's principal managerial and executive body. Colino agrees to faithfully comply with Popular's and GM's policies, norms, directives, and tasks; and fulfill the administrative and business objectives. Colino recognizes that this task requires his full attention, and dedication of his time and energy, therefore, except as provided in the next paragraph, he shall not be employed by, spend time for, or provide any form of compensated services to any other person, entity, or own business, while being an employee of GM.

                  As an exception, Colino has expressed his interest in continuing to serve as a consultant in banking related matters for an entity dedicated to the formation of bank branch employees called "Cohen and Brown Management Group." Colino has expressed that this entity requires minimal dedication and shall not present a conflict of interest with GM or Popular.

                  GM agrees that Colino may continue to provide these services, and Colino agrees to notify GM of any change in such entity that may create a conflict of interest with GM and Popular.

         2.       COMPENSATION

                  Colino's compensation will be as follows:



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                  (a.)     A basic annual salary of $450,000 paid by GM, subject
                           to all the deductions required by the applicable federal and local laws, which will also apply to other applicable benefits.

                  (b.) Participation in the Annual Incentive of Popular's Senior Management Council. The incentive can be equivalent to the amount of one-year salary if all the financial goals are achieved and the performance is satisfactory.

                  (c.) Participation in Popular's Stock Option Plan, that can be equivalent to the amount of one half of one-year salary depending on performance.

                  (d.) Transfer expenses, including moving, flight and other related expenses, up to $75,000. This commitment will be satisfied by a one-time payment.

                  (e.) Automobile paid by GM for a cost of up to $65,000, the appropriate maintenance and chauffeur.

                  (f.)     Cellular phone.

                  (g.)     Christmas bonus equivalent to a two-weeks salary.

                  (h.) Participation in the Deferred Stock and Savings Plan (under section 1165(e) of the Puerto Rico Internal Revenue Code). Colino may make Plan contributions of up to $8,000 before tax. GM will match up to 3% of the $8,000. Colino may also make after-tax plan contributions of up to 10% of annual salary.

                  (i.) A contribution of 4% of annual salary, of which 20% will be payable in cash and the be remaining portion will be deferred under GM's Profit Sharing Plan, if financial goals are met.

                  (j.) Monthly rent for housing of up to $7,500 and payment of tax liability applicable to this taxable benefit.

                  (k.) Family Medical Plan of GM that includes prescription drugs and dental plan. Colino will pay 20% of the premium, approximately $70 per month for 2002.

                  (l.) Basic Life Insurance Policy of $150,000. Colino may acquire additional coverage for a reasonable cost.

                  (m.)     Social Club membership.

                  (n.) Corporate card for business expenses and preferential rates on loans.

                  (o.)     Short and Long-Term Disability Plans.

                  (p.)     20 vacations days and 19 holidays per year.

         3.       TERM OF CONTRACT

                  The term of this contract is three (3) years, starting on August 1, 2002 and ending on July 31, 2005. After the termination date, both parties may, upon mutual consent, extend the term of this Contract on an annual basis. If a party is interested in such extension, it shall notify such interest to the other party within the first thirty
         (30) days of the last sixty (60) days of the term of this Contract and, if the other party agrees with the extension a written agreement will be subscribed extending the term of the Contract before its expiration.

         4.       RIGHT TO TERMINATE THE CONTRACT BEFORE ITS EXPIRATION DATE

                  Colino may terminate this Contract at any time before its expiration date, by providing GM a sixty-day (60) prior notice. GM may terminate this Contract at any time before its expiration date, with or without cause.

                  If this Contract is terminated before its expiration date by Colino, or by GM for just cause, all GM and Popular obligations will terminate, including payment of salary and benefits, provided in paragraph 2.



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                  If the Contract is terminated without just cause by GM before the expiration date, GM and/or Popular's responsibility under this Contract will be limited to the payment of:

     -  During the first year after the effective date:       $400,000

     -  During the second year after the effective date:      $300,000

     -  During the third year after the effective date:       $100,000

                  Such payment shall also include any GM and/or Popular obligation under any law regarding termination of the employment contract.

                  Except for the services described in Section 1, Colino's obligations under this Contract will survive the termination of this Contract, regardless of the fact that the Contract is terminated on the termination date or prior to the termination date, or with or without cause.

         5.       JUST CAUSE

                  "Termination or discharge for just cause," for purpose of this Contract, includes Colino's termination of employment by GM for any of the following reasons: not complying with his duties and obligations in the form described in this Contract; not complying with the norms, policies and directives of GM and/or Popular; acting negligently; violating any federal or local law or regulation; dishonesty; incompetence that is detrimental to GM and/or Popular; violation of fiduciary duties; indiscipline or other reasons of similar importance or nature; termination due to an order of a federal or local authority; any action or omission by Colino that adversely affects the proper and normal functioning of GM and/or Popular.

         6.       DEVOLUTION OF PROPERTY

                  At the time of termination of this Contract, regardless of the fact that the termination is with or without cause, or due to a decision of GM or Colino, Colino will return to GM all property of GM that Colino is utilizing to provide his services and that is under his possession, custody or control.

         7.       CONFIDENTIALITY

                  Colino recognizes that, due to the essentially confidential nature of the functions and duties that he will perform under this Contract, he will have access to data, matters, plans, strategies, methodologies and other secret and confidential information of GM and/or Popular, in addition to financial and client information of GM and/or Popular. Therefore, Colino agrees to maintain such information under strict confidentiality and discretion, and not to disclose and utilize this information for any other purpose during or after the term of this Contract.

         8.       NON-COMPETE AGREEMENT

                  In consideration and for having granted this Contract to Colino, Colino expressly agrees that, during the term of this Contract, and the term of any agreed extension, and during a term of one year after termination of the Contract, he will not provide any services in the field of payment systems or Electronic Banking, to any competitor of GM or its parent company, affiliates, sister companies, subsidiaries or successors (the "Corporations"), either as employee, owner or consultant or in any other capacity, personally or through a partnership, company or corporation. This non-compete agreement is limited to the Puerto Rico geographical area.

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                  Colino recognizes that GM and Popular have a legitimate
         interest in this non-compete clause, that the reach of this prohibition is reasonable in terms of purpose, term and place, that the term of one year is reasonable, and that the value received in return is adequate.

                  In addition, Colino agrees that, since the damages for violating the agreements under this Article are difficult to determine, he hereby consents to the determination of any equity remedy issued by a competent court by means of a restriction order, "injunction", or other similar remedy, to implement these dispositions.

         9.       INTELLECTUAL PROPERTY

                  Any work, study, document, idea, design, organizational or operational scheme, or other recommendation or advice offered or provided by Colino to GM and/or Popular, Inc.:

                           i. will not obligate GM and/or Popular, but may be used or implemented by GM and/or Popular at its sole discretion; and

                           ii. will constitute and turn into the exclusive property of GM and/or Popular whether or not adopted or implemented, free of any authorship rights. Colino hereby transfers and assigns to GM and/or Popular any authorship rights with respect to such work, studies, documents, ideas, designs, schemes, recommendations or advice.

         10.      DISABILITY OR DEATH

                  If, during the term of this Contract, Colino becomes disabled and cannot conduct the services specified in this Contract, or dies, all the obligations of GM and/or Popular under this Contract, including payment of salaries, benefits and bonuses, will cease at the end of the month in which such disability or death occurs, except that in the case of disability, Colino will receive the benefit of short or long-term disability insurance according to the terms of such insurance coverage.

         11.      TOTAL COMPENSATION

                  Colino is aware that he has a right only to those benefits or compensation that are established in paragraph 2 of this Contract.

         12.      APPLICABLE LAW

                  The Contract will be governed by the laws of the Commonwealth of Puerto Rico, except for laws that are preempted by a federal law, regulation or order that is applicable to GM and/or Popular. In such case, the federal law, order or regulation will be applicable to this Contract.

         13.      ARBITRATION

                  Any dispute over any interpretation, validity, compliance, extension or termination of this Contract that has not been resolved by the parties, shall be submitted to compulsory arbitration in the city of San Juan, Puerto Rico, in accordance with the laws of the American Arbitration Association. The party that is interested in arbitration shall notify the other party no later than ten (10) days from the date on which such dispute arises. The arbitration costs,

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         including the arbitrator's fees, shall be borne in equal parts, by
         Colino and GM. Each party will pay its own attorney's fees and the costs of evidence preparation and presentation.

                  Any GM and/or Popular cause of action filed against Colino as a result of his failure to comply with paragraphs 7, 8, and 9 of this Contract are expressly excluded from arbitration, and may filed and reviewed by any competent court of justice.


         14.      CONFLICT OF INTEREST

                  Colino agrees to notify GM of any personal, business or investment circumstance that may create a conflict of interest with GM or Popular. In case of a conflict of interest, the conflict of interest shall constitute just cause for GM to terminate this Contract without any further obligation.

         15.      GENERAL TERMS

                  A. AMENDMENTS

                  Any modification or amendment to the terms and conditions of this Contract shall not be effective unless agreed in writing by both parties.

                  B. COMPLETE AGREEMENT

                  This Contract includes the complete agreement between the parties and supersedes any proposal, negotiation, representation, conversation or discussion between the parties prior to its execution.

                  C. VOLUNTARY AGREEMENT

                  Both parties have had the opportunity to consult their respective attorneys and advisors prior to the execution of this Contract and express that the Contract is drafted to their satisfaction and that they have executed the Contract freely and voluntarily.


         KNOW ALL MEN BY THESE PRESENTS, that the parties sign this Contract, in duplicate original, today June 3, 2002, in San Juan, Puerto Rico.

         GM GROUP, INC.

         By:  s/ Richard L. Carrion                 s/ Carlos Colino Martinez
         --------------------------                 -------------------------
         Richard L. Carrion                         Carlos Colino Martinez